Exhibit (a)(2)

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

FS INVESTMENT CORPORATION IV

FIRST: FS Investment Corporation IV (the “Corporation”), a Maryland corporation, desires to amend and restate its charter.

SECOND: The following provisions are all of the provisions of the charter of FS Investment Corporation IV currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the Corporation is FS Investment Corporation IV.

ARTICLE II

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election therefor under the 1940 Act.

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent of the Corporation in Maryland is The Corporation Trust Incorporated, 351 W. Camden Street, Baltimore, Maryland 21201. The street address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 W. Camden Street, Baltimore, Maryland 21201. The Corporation also may have such other offices or places of businesses within or outside the State of Maryland as the board of directors may from time to time determine.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Term and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors. The number of directors of the Corporation is nine, which number may be increased or decreased from time to time by the board of directors pursuant to the Bylaws. Notwithstanding the foregoing sentence, the number of directors that shall comprise the Corporation’s board of directors shall not be less than three, except for a period of up to 60 days after the death, removal or resignation of a director pending the election of such director’s successor. Prior to the occurrence of a listing of any class of the Corporation’s Common Stock on a national securities exchange, if any, each director shall hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Directors may be elected to an unlimited number of successive terms. Any director elected by the board of directors without a stockholder vote to fill a vacancy as a result of the expansion of the size of the board of directors who remains a director of the Corporation at the time of the next annual meeting of stockholders shall be submitted to the stockholders for election to the board of directors at such annual meeting of stockholders.

A majority of the board of directors shall be Independent Directors, except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor.

The Corporation elects, at all times that it is eligible to so elect, to be subject to the provisions of Section 3-804(c) of the MGCL, subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock, in order that any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualified. Notwithstanding the foregoing sentence, if there are Independent Directors on the board of directors, vacancies among the Independent Directors’ positions on the board of directors may be filled only by individuals who are nominated by the affirmative vote of a majority of the remaining Independent Directors in office.

Notwithstanding the foregoing, effective upon and following the occurrence of a listing of any class of the Corporation’s Common Stock on a national securities exchange, if any: (i) the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) will be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the board of directors, one class to hold office initially for a term expiring at the next succeeding annual meeting of stockholders, another class to hold office initially for a term expiring at the second succeeding annual meeting of stockholders and another class to hold office initially for a term expiring at the third succeeding annual meeting of stockholders, with the members of each class to hold office until their successors are duly elected and qualified; and (ii) at each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified.

Section 4.2 Stockholder Voting. Except as provided in Section 6.2 and Section 11.1, notwithstanding any provision of law requiring an action to be approved by the affirmative vote of the holders of stock entitled to cast a greater number of votes, any action shall be effective and valid if declared advisable and approved by the board of directors, and approved by the affirmative vote of holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The board of directors may authorize the issuance from time to time of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 4.4 Quorum. The presence in person or by proxy of the holders of stock of the Corporation entitled to cast one-third of the votes entitled to be cast at the meeting shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of stock entitled to cast one-third of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.

Section 4.5 Preemptive Rights. Except as may be provided by the board of directors in setting the terms of classified or reclassified stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the board of directors, no holder of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.6 Appraisal Rights. Except as may be provided by the board of directors in setting the terms of any class or series of Preferred Stock and except as contemplated by Section 3-708 of the MGCL, no stockholder of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto in connection with any transaction.

Section 4.7 Determinations by Board. To the fullest extent permitted by law,

(a) The determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors consistent with the charter, shall be final and conclusive and shall be binding upon the Corporation and every stockholder:

(i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock;

(ii) the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets;

(iii) any allocation or method of allocation of any expenses to a class of Common Stock pursuant to Section 5.2 of the charter;

(iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);

(v) any interpretation of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation;

(vi) the fair value, or any sale, bid or ask price to be applied in determining the fair value of any asset owned or held by the Corporation or any stock of the Corporation;

(vii) any matter relating to the acquisition, holding and disposition of any assets by the Corporation;

(viii) any conflict between the MGCL and the provisions set forth in the NASAA Omnibus Guidelines; or

(ix) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or the Bylaws or otherwise to be determined by the board of directors.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, to the extent the board of directors determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, the provisions in the NASAA Omnibus Guidelines shall control to the extent such provisions of the MGCL are not mandatory.

Notwithstanding anything to the contrary, Section 4.7(a)(viii) and Section 4.7(b) of this charter shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

Section 4.8 Removal of Directors. Following the qualification of any class of the stock of the Corporation as Covered Securities, and subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this Section 4.8, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 5.1 Authorized Stock. The Corporation has authority to issue 1,150,000,000 shares of stock, of which 1,100,000,000 shares are common stock, $0.001 par value per share (“Common Stock”), 250,000,000 of which are classified as Class A Common Stock (“Class A Common Stock”), 250,000,000 of which are classified as Class D Common Stock (“Class D Common Stock”), 250,000,000 of which are classified as Class T Common Stock (“Class T Common Stock”) and 350,000,000 of which are classified as Class I Common Stock (“Class I Common Stock”), and 50,000,000 shares are preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized stock having par value is $1,150,000. All stock shall be fully paid and nonassessable when issued, and the Corporation shall not make any mandatory assessment against any stockholder beyond such stockholder’s subscription commitment. A majority of the entire board of directors without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. For the avoidance of doubt, any such amendment shall not be deemed to alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, or terms or conditions of redemption of any issued and outstanding shares.

Section 5.2 Common Stock. Each class of Common Stock shall represent an investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other class of Common Stock except for such differences as are clearly and expressly set forth in the charter, which may be made dependent upon facts ascertainable outside the charter.

(a) Expenses related to the distribution of any particular class of Common Stock (and such other expenses as may be permitted by rule or order of the SEC and as the board of directors shall by resolution deem appropriate) shall be allocated to the shares of such class in the manner determined by resolution of the board of directors for purposes of calculating the Net Asset Value Per Share, distributions and liquidation rights of the shares of Common Stock of such class. The manner of allocating expenses to the shares of a class of Common Stock shall be determined by resolution of the board of directors making reference to this Section 5.2.

(b) Each share of Common Stock shall entitle the holder thereof to one vote. Except as otherwise provided in this charter, each holder of a class or series of Common Stock shall vote together with the holders of all other classes and series of Common Stock, and subject to the express terms of any class or series of Preferred Stock, holders of Common Stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders; provided, however, that the holders of a class of Common Stock will have (i) exclusive voting rights on a charter amendment that would alter only the contract rights, as expressly set forth in the charter, of the specified class of Common Stock and (ii) voting rights as set forth in Rule 18f-3(a)(2)-(3) promulgated under the 1940 Act.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the aggregate assets available for distribution to holders of Common Stock shall be determined in accordance with applicable law and this charter. The holder of each share of Class A Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment per share equal to the Net Asset Value Per Share of Class A Common Stock, the holder of each share of Class D Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment per share equal to the Net Asset Value Per Share of Class D Common Stock, the holder of each share of Class T Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment per share equal to the Net Asset Value Per Share of Class T Common Stock and the holder of each share of Class I Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation payment per share equal to the Net Asset Value Per Share of Class I Common Stock; provided, however, that if the available assets of the Corporation are insufficient to pay in full the above described liquidation payments, then such assets, or the proceeds thereof, shall be distributed among the holders of the shares of Class A Common Stock, Class D Common Stock, Class T Common Stock and Class I Common Stock ratably in the same proportion as the respective amounts that would be payable on such shares of Class A Common Stock, Class D Common Stock, Class T Common Stock and Class I Common Stock if all amounts payable thereon were paid in full.

(d) Subject to compliance with the requirements of the 1940 Act and provided that the Corporation has previously offered shares of Class I Common Stock in the Public Offering (as defined below), each share of Class A Common Stock, Class D Common Stock and Class T Common Stock shall automatically convert, without action by the stockholders, into a number of shares of Class I Common Stock based on the relative Net Asset Value Per Share for each class at such time upon (i) a Liquidity Event, (ii) the Corporation’s dealer manager advising the Corporation that the aggregate underwriting compensation payable from all sources (determined in accordance with applicable FINRA rules), including upfront selling commissions, Distribution Fees and Contingent Deferred Sales Charges, if any, and any other underwriting compensation with respect to all shares of Class A Common Stock, Class D Common Stock, Class T Common Stock and Class I Common Stock would be in excess of 10% of the gross proceeds of the Public Offering, or (iii) the total underwriting compensation from the upfront selling commissions and Distribution Fees attributable to such share of Class A Common Stock, Class D Common Stock or Class T Common Stock reaching a “sales charge cap” determined by resolution of the board of directors on September 21, 2015. If any shares of Class A Common Stock, Class D Common Stock or Class T Common Stock are converted pursuant to clause (iii) of this Section 5.2(d), and if there are outstanding shares that are identifiable by the Corporation as having been issued pursuant to a distribution reinvestment plan with respect to distributions attributable to the converted shares or as a stock dividend with respect to the converted shares, then the identified shares shall automatically convert, without action by the holder thereof, into a number of shares of Class I Common Stock based on the relative Net Asset Value Per Share for the applicable class at such time.

Section 5.3 Preferred Stock. The board of directors may authorize the issuance of shares of Preferred Stock from time to time in one or more classes or series. Unless the board of directors determines otherwise or the express terms of a class or series of Preferred Stock provides otherwise, the holders of a class or series of Preferred Stock will have exclusive voting rights on a charter amendment that would alter only the contract rights, as expressly set forth in the charter, of the specified class or series of Preferred Stock. A class or series of Preferred Stock shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as shall be determined by the board of directors in accordance with Section 5.4.

Section 5.4 Classified or Reclassified Shares. The board of directors by resolution may classify or reclassify any unissued shares of stock of the Corporation. In connection therewith, the board of directors may: (a) designate any shares of stock of the Corporation as a class or series to distinguish such shares from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption for each class or series of stock; and (d) cause the Corporation to file articles supplementary with SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts ascertainable outside the charter (including determinations by the board of directors or other facts within the control of the Corporation) and may vary among holders thereof; provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with SDAT, or another charter document.

Section 5.5 Deferred Payments. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of the Corporation’s stock unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a stockholder, the stockholder may be subjected to a reasonable penalty. Notwithstanding the foregoing, this section shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

Section 5.6 Dividends and Distributions.

(a) The board of directors shall cause the Corporation to provide for adequate reserves for normal replacements and contingencies (but the Corporation shall not be required to maintain reserves for payment of fees payable to the Adviser) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues.

(b) From time to time and not less than quarterly, the Corporation shall cause the Adviser to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the board of directors, distribute to the stockholders of shares of Class A Common Stock, Class D Common Stock, Class T Common Stock and Class I Common Stock (which shall be done pro rata among the stockholders of shares of a specific class) at the same time and in different per share amounts on such shares of Class A Common Stock, Class D Common Stock, Class T Common Stock and Class I Common Stock as determined by the board of directors, funds received by the Corporation and available for distribution which the Adviser deems unnecessary to retain in the Corporation. The board of directors may authorize the Corporation to declare and pay to stockholders such dividends or distributions, in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the board of directors in its discretion shall determine. The board of directors shall endeavor to authorize the Corporation to declare and pay such dividends and distributions (i) as shall be necessary for the Corporation to qualify as a “Regulated Investment Company” under the Code, and (ii) to the extent that the board of directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, that in each case stockholders shall have no right to any dividend or distribution unless and until authorized by the board of directors and declared by the Corporation. The exercise of the powers and rights of the board of directors pursuant to this Section 5.6 shall be subject to the provisions of any class or series of stock at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the charter or distributions in which (i) the board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) the board of directors offers each stockholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those stockholders that accept such offer.

Notwithstanding the foregoing, this Section 5.6 shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

Section 5.7 Inspection of Books and Records. Following the qualification of any class of the stock of the Corporation as Covered Securities, a stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the board of directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 5.8 Charter and Bylaws. All persons who acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws. The board of directors shall have the exclusive power to make, alter, amend or repeal the Bylaws.

Section 5.9 Suitability of Stockholders. If the Corporation is offering Common Stock or Preferred Stock in a public offering registered with the SEC (a “Public Offering”), subject to any required heightened suitability standards set forth in the prospectus related to such Public Offering (as the same may be amended or supplemented from time to time, the “Prospectus”), to purchase Common Stock or Preferred Stock from the Corporation in the Public Offering, such prospective stockholder must represent to the Corporation, among such other requirements as the Corporation may require from time to time, that such prospective stockholder satisfies any suitability standards required by the guidelines published by NASAA applicable to the Corporation, as such standards may be amended from time to time, that are set forth in the Prospectus, such as that prospective stockholders must have a net worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $250,000.

Section 5.10 Fractional Shares. The Corporation shall have authority to issue fractional shares. Any fractional shares of capital stock shall carry proportionately all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1 Amendments Generally. Subject to Section 4.2 and Section 6.2 hereof, the Corporation reserves the right from time to time, and upon the requisite approval by the board of directors and the stockholders, to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2 Approval of Certain Charter Amendments and Dissolution. (a) Prior to the qualification of any class of the stock of the Corporation as Covered Securities, and except as otherwise required by applicable law and notwithstanding the provisions of Section 6.1 hereof, the affirmative vote of the holders of shares of Common Stock entitled to cast at least two-thirds of all the votes entitled to be cast on the matter, with Common Stock voting as a class and each class or series of Preferred Stock that is entitled to vote on the matter voting as a separate class, shall be necessary to effect:

(i) Any amendment to the charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act); and

(ii) Any amendment to Section 4.2, Section 4.7, Section 6.1 or this Section 6.2.

(b) Notwithstanding Section 6.2(a) and effective upon and following the qualification of any class of the stock of the Corporation as Covered Securities, and except as otherwise required by applicable law and notwithstanding the provisions of Section 6.1 hereof, the affirmative vote of the holders of shares of Common Stock entitled to cast at least eighty percent (80%) of all the votes entitled to be cast on the matter, with Common Stock voting as a class and each class or series of Preferred Stock that is entitled to vote on the matter voting as a separate class, shall be necessary to effect:

(i) Any amendment to the charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act);

(ii) The liquidation or dissolution of the Corporation and any amendment to the charter of the Corporation to effect any such liquidation or dissolution; and

(iii) Any amendment to Section 4.1, Section 4.2, Section 4.7, Section 4.8, Section 6.1 or this Section 6.2;

provided, however, that, if the Continuing Directors then on the board of directors, by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the board of directors, approve such proposal or amendment pursuant to this Section 6.2(b), the affirmative vote of only the holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter shall be required to approve such matter.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND

ADVANCE OF EXPENSES

Section 7.1 Limitation of Stockholder Liability. No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a stockholder.

Section 7.2 Limitation of Director and Officer Liability. To the fullest extent permitted by Maryland law, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Section 7.2, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Section 7.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.3 Indemnification.

(a) Subject to any limitations set forth in paragraph (b) or (c) below or, with respect to the advancement of expenses, Section 7.4, the Corporation shall have the power to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses as incurred in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) prior to the qualification of any class of the stock of the Corporation as Covered Securities, the Adviser or any of its Affiliates acting as an agent of the Corporation (each such person an “Indemnitee”), in each case to the fullest extent permitted by Maryland law. The Corporation may, with the approval of the board of directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The board of directors may take such action as is necessary to carry out this Section 7.3(a). No amendment of the charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide for indemnification of an Indemnitee pursuant to paragraph (a) for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(i) The Corporation has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation;

(ii) The Corporation has determined, in good faith, that the Indemnitee was acting on behalf of or performing services for the Corporation;

(iii) The Corporation has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is the Adviser, an affiliate of the Adviser or any officer of the Corporation, the Adviser or an affiliate of the Adviser or (B) gross negligence or willful misconduct in the case that the Indemnitee is a director (and not also an officer of the Corporation, the Adviser or an affiliate of the Adviser); and

(iv) Such indemnification or agreement to hold harmless is recoverable only out of net assets and not from the stockholders.

Notwithstanding the foregoing, this paragraph (b) and paragraph (c) below shall apply (including to the Adviser and its affiliates) only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee pursuant to paragraph (a) unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

Section 7.4 Advancement of Expenses. The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred, as incurred, by an Indemnitee in advance of final disposition of a proceeding if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation; (b) such Indemnitee provides the Corporation with written affirmation of such Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized by Section 7.3 hereof has been met; (c) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (d) such Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, in cases in which such Person is found not to be entitled to indemnification. Notwithstanding the foregoing, this Section 7.4 shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

Section 7.5 Express Exculpatory Clauses in Instruments. Neither the stockholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 7.6 Limitation on Indemnification. The provisions of this Article VII shall be subject to any applicable limitations of the 1940 Act.

Section 7.7 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.8 Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which any Indemnitee may be entitled under the Bylaws, a resolution of stockholders or directors, an agreement or otherwise.

ARTICLE VIII

ADVISER

Section 8.1 Supervision of Adviser.

(a) Subject to the requirements of the 1940 Act, the board of directors may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the board of directors. The board of directors shall monitor the Adviser to ensure that the administrative procedures, operations and programs of the Corporation are in the best interests of the stockholders and are fulfilled and that (i) the expenses incurred are reasonable in light of the investment performance of the Corporation, its net assets and its net income, (ii) all Front End Fees shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment, and (iii) the percentage of gross proceeds of any offering committed to Investment in Program Assets shall be at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

(b) The board of directors is responsible for determining that the fees payable to the Adviser are reasonable in light of the services provided. The board of directors may consider all factors that they deem relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the participation in net gains allowed by the 1940 Act.

Section 8.2 Fiduciary Obligations. Any investment advisory agreement with the Adviser shall provide that the Adviser have a fiduciary responsibility and duty to the Corporation and to the stockholders. The chief executive officer and chief investment officer of the Adviser shall have at least three years’ relevant experience demonstrating the knowledge and experience to acquire and manage the type of assets being acquired and shall have not less than four years relevant experience in the kind of service being rendered or otherwise must demonstrate sufficient knowledge and experience to perform the services proposed. The board of directors shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified.

Section 8.3 Termination. The investment advisory agreement shall provide that it is terminable by (a) a majority of the Independent Directors on not less than 60 days’ written notice or (b) the Adviser on not less than 120 days’ written notice, in each case without cause or penalty, and in each case the Adviser shall cooperate with the Corporation and the board of directors in making an orderly transition of the advisory function.

Section 8.4 Organization and Offering Expenses Limitation. Unless otherwise provided in any resolution adopted by the board of directors, the Corporation shall reimburse the Adviser and its Affiliates for Organization and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable, as determined by the board of directors, and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section 8.1.

Section 8.5 Acquisition Fees. Unless otherwise provided in any resolution adopted by the board of directors, the Corporation may pay the Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the board of directors shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.

Section 8.6 Reimbursement for Expenses. Unless otherwise provided in any resolution adopted by the board of directors, the Corporation may reimburse the Adviser, at the end of each fiscal quarter, for actual cost of goods and services used for or by the Corporation and obtained from Persons other than the Adviser’s Affiliates. The Adviser may be reimbursed for the administrative services necessary to the prudent operation of the Corporation; provided, the reimbursement shall be the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay Persons other than the Adviser’s Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time allocations and/or other reasonable metrics.

Section 8.7 Reimbursement Limitations. The Corporation shall not reimburse the Adviser or its Affiliates for services for which the Adviser or its Affiliates are entitled to compensation in the form of a separate fee. Excluded from the allowable reimbursement shall be: (a) rent or depreciation, utilities, capital equipment and other administrative items of the Adviser; and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any controlling person of the Adviser. For purposes of this Section 8.7, “controlling person” means persons with responsibilities similar to those of an executive officer, a member of the board of directors, or any person who holds more than 10% of the Adviser’s equity securities or who has the power to control the Adviser.

Notwithstanding the foregoing, this Article VIII shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

ARTICLE IX

INVESTMENT OBJECTIVES AND LIMITATIONS

Section 9.1 Investment Objectives. The Corporation’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of its stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the board of directors.

Section 9.2 Investments in Other Programs.

(a) The Corporation shall not invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, unless the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section 9.2, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

(b) The Corporation shall have the authority to invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the Advisers in each Corporation that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that while the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

(c) The Corporation shall have the authority to invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 10.1 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Adviser wishes to sell assets held in the joint venture; and (v) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions.

(d) The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the

Corporation, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering Expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Corporation and the stockholders; and (iii) there will be no diminishment in the voting rights of the stockholders.

(e) Other than as specifically permitted in subsections (b), (c) and (d) above, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.

(f) The Corporation shall be permitted to invest in general partnership interests of limited partnerships only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the agreement of limited partnership or other applicable agreement complies with this Section 9.2.

Section 9.3 Other Goods or Services

(a) In addition to the services to be provided under the investment advisory agreement, the Corporation may accept goods or other services provided by the Adviser in connection with the operation of assets, provided that (i) the Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the stockholders; (iii) the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Corporation; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (x) the Adviser must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least 33% of the Adviser’s associated gross revenues must come from persons other than its Affiliates; (y) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Adviser and its Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Corporation; and (z) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the stockholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Adviser and its Affiliates.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Adviser and its Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

Notwithstanding the foregoing, this Article IX shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

ARTICLE X

CONFLICTS OF INTEREST

Section 10.1 Sales and Leases to Corporation. The Corporation shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the stockholders either in a periodic report filed with the SEC or otherwise; and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 10.1, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation; and (iii) there are no other benefits arising out of such transaction to the Adviser.

Section 10.2 Sales and Leases to the Adviser, Directors or Affiliates. The Corporation shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the holders of a majority of the outstanding voting securities of the Corporation. The Corporation shall not lease assets to the Adviser or any director or Affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the stockholders either in a periodic report filed with the SEC or otherwise; and (b) the terms of the transaction are fair and reasonable to the Corporation.

Section 10.3 Loans. Except for the advancement of funds pursuant to Sections 7.3 and 7.4, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Adviser or any Affiliate thereof.

Section 10.4 Commissions on Financing, Refinancing or Reinvestment. The Corporation shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article X) in connection with the reinvestment of cash flow from operations and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

Section 10.5 Other Transactions. The Corporation shall not engage in any other transaction with the Adviser or a director or Affiliate thereof unless (a) such transaction complies with the NASAA Omnibus Guidelines and all applicable law and (b) a majority of the directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from non-Affiliated third parties.

Section 10.6 Lending Practices. On financing made available to the Corporation by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 10.6, “permanent financing” shall mean any financing with a term in excess of 12 months.

Notwithstanding the foregoing, this Article X shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

ARTICLE XI

STOCKHOLDERS

Section 11.1 Voting Rights of Stockholders. Subject to and in addition to the provisions of any class or series of stock then outstanding and the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provisions of this charter, upon a vote by the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on the matters, stockholders may, without the necessity for concurrence by the Adviser, direct that the Corporation: (a) amend the investment advisory agreement; (b) remove the Adviser and elect a new Adviser; (c) dissolve the Corporation; or (d) approve or disapprove the sale of all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business. Without approval of holders of a majority of shares entitled to vote on the matter, the Corporation shall not permit the Adviser to: (i) amend the investment advisory agreement except for amendments that do not adversely affect the interests of the stockholders; (ii) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (iii) appoint a new Adviser; (iv) sell all or substantially all of the assets of the Corporation; or (v) cause the merger or other reorganization of the Corporation. With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Corporation and the Adviser. In determining the existence of the requisite percentage of the Corporation’s shares entitled to vote on the matter and necessary to approve a matter on which the Adviser may not vote or consent pursuant to this Section 11.1, any shares of the Corporation’s stock entitled to vote on the matter and owned by the Adviser shall not be included.

Section 11.2 Voting Limitations on Shares Held by the Adviser, Directors and Affiliates. With respect to shares owned by the Adviser, any director, or any of their Affiliates, the Corporation shall require that the Adviser, such director(s), and any of their Affiliates agree not to vote or consent on matters submitted to the stockholders regarding the removal of the Adviser, such director(s) or any of their Affiliates or any transaction between the Corporation and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Adviser, such director(s) and any of their Affiliates may not vote or consent, any shares owned by any of them shall not be included.

Section 11.3 Right of Inspection. Any stockholder and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. Information regarding stockholders’ right to access to the Corporation’s records pertaining to its stockholders is set forth in the Bylaws.

Notwithstanding the foregoing, this Article XI shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

ARTICLE XII

ROLL-UP TRANSACTIONS

Section 12.1 Roll-up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposed Roll-Up Transaction the choice of:

(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:

(i) remaining as stockholders and preserving their interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of the Corporation.

The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the stockholders having voting rights in a Roll-Up Entity that are less than the rights provided for in the second sentence of Section 11.1 hereof;

(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the stock held by that investor;

(c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.3 hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the stockholders.

Notwithstanding the foregoing, this Article XII shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities.

ARTICLE XIII

COVERED SECURITIES

Notwithstanding anything to the contrary, the following section of this charter shall apply only prior to the qualification of any class of the stock of the Corporation as Covered Securities: Section 5.9 (Suitability of Stockholders).

ARTICLE XIV

DEFINITIONS

As used in this charter, the following terms shall have the following meanings unless the context otherwise requires:

1940 Act. The term “1940 Act” shall mean the Investment Company Act of 1940, as amended.

Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Adviser, or any Affiliate of either in connection with the initial purchase or acquisition of assets by the Corporation, including, without limitation, legal fees and expenses, travel and communications expenses, accounting fees and expenses, any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.

Acquisition Fees. The term “Acquisition Fees” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.

Adviser or Advisers. The term “Adviser” or “Advisers” shall mean the Person or Persons, if any, appointed, employed or contracted with or by the Corporation pursuant to an investment advisory agreement to provide investment advisory services to the Corporation and who is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, including any Person to whom the Adviser subcontracts any and all such services pursuant to a sub-advisory agreement and including any successor to an Adviser who enters into an investment advisory agreement with the Corporation or who subcontracts with a successor Adviser.

Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Bylaws. The term “Bylaws” shall mean the bylaws of the Corporation as the same may be amended from time to time.

Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Corporation by a stockholder or by all stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.

Class A Common Stock. The term “Class A Common Stock” shall have the meaning set forth in Section 5.1.

Class D Common Stock. The term “Class D Common Stock” shall have the meaning set forth in Section 5.1.

Class T Common Stock. The term “Class T Common Stock” shall have the meaning set forth in Section 5.1.

Class I Common Stock. The term “Class I Common Stock” shall have the meaning set forth in Section 5.1.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Stock. The term “Common Stock” shall have the meaning set forth in Section 5.1.

Contingent Deferred Sales Charge. The term “Contingent Deferred Sales Charge” shall mean any sales charge that is imposed on shares of Class A Common Stock, Class D Common Stock and Class T Common Stock, or any other class of Common Stock, tendered and accepted for repurchase by the Corporation prior to the fifth anniversary of the date such shares were issued by the Corporation.

Continuing Directors. The term “Continuing Directors” shall mean (i) the directors identified in Article IV, Section 4.1 and (ii) the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the directors then on the board of directors who are referred to in the foregoing clause (i) or this clause (ii).

Corporation. The term “Corporation” shall mean FS Investment Corporation IV.

Covered Security. The term “Covered Security” shall have the meaning of the term “covered security” as set forth in Section 18 of the Securities Act of 1933, as amended.

Distribution Fee. The term “Distribution Fee” shall mean any distribution fee payable out of assets of the Corporation that compensates the Corporation’s affiliated dealer manager and its affiliates for the distribution of Common Stock.

FINRA. The term “FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Adviser.

Indemnitee. The term “Indemnitee” shall have the meaning set forth in Section 7.3.

Independent Director. The term “Independent Director” shall mean a director that is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.

Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Adviser who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.

Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

Liquidity Event. The term “Liquidity Event” shall mean: (a) a listing of any class of Common Stock on a national securities exchange; (b) the sale of all or substantially all of the Corporation’s assets either on a complete portfolio basis or individually followed by a liquidation; or (c) a merger or other combination transaction approved by the Corporation’s board of directors and stockholders, provided that, in the case of each of (a), (b) and (c), such event is determined by resolution of the board of directors to be a “Liquidity Event.”

MGCL. The term “MGCL” shall mean Maryland General Corporation Law.

NASAA. The term “NASAA” shall mean North American Securities Administrators Association.

Net Asset Value Per Share. The term “Net Asset Value Per Share” of a class of Common Stock shall mean at any time the net asset value of the Corporation then allocable to such class of Common Stock as determined in accordance with a method for making such determination that has been approved by resolution of the board of directors, divided by the number of outstanding shares of such class of Common Stock.

Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the assets of the Corporation in connection with the formation, qualification and registration of the Corporation, and the marketing and distribution of stock of the Corporation, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the stock of the Corporation under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. For the avoidance of doubt, Organization and Offering Expenses do not include selling commissions, dealer manager fees and other similar expenses paid by investors at the time of the sale of the stock of the Corporation.

Person. The term “Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

Preferred Stock. The term “Preferred Stock” shall have the meaning set forth in Section 5.1.

Prospectus. The term “Prospectus” shall have the meaning set forth in Section 5.9.

Public Offering. The term “Public Offering” shall have the meaning set forth in Section 5.9.

Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, trust, corporation, or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the stockholders. Such term does not include:

(a) a transaction involving securities of a corporation that have been for at least twelve months listed on a national securities exchange; or

(b) a transaction involving the conversion to another corporate form or to a trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i) stockholders’ voting rights;

(ii) the term of existence of the Corporation;

(iii) Adviser compensation; or

(iv) the Corporation’s investment objectives.

SDAT. The term “SDAT” shall mean the State Department of Assessments and Taxation of the State of Maryland.

SEC. The term “SEC” shall mean the U.S. Securities and Exchange Commission.

THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation in the State of Maryland are as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The number of directors of the Corporation currently in office is nine and the names of the directors currently in office are Michael C. Forman, David J. Adelman, Thomas J. Gravina, M. Walter D’Alessio, Barbara J. Fouss, Marc Lederman, Gregory S. Rost, Judah C. Sommer and John E. Stuart.

SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement was 100,000,000, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value was $100,000.

SEVENTH: The total number of shares of stock which the Corporation has authority to issue after giving effect to the amendments set forth in the foregoing amendment and restatement of the charter is 1,150,000,000, consisting of 1,100,000,000 shares of Common Stock, $0.001 par value per share, and 50,000,000 shares of Preferred Stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,150,000.

EIGHTH: As of the date hereof, each issued and outstanding share of the Corporation’s Common Stock is hereby automatically converted into an equivalent number of shares of Class T Common Stock without any action of the holders thereof.

NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President on September 21, 2015.

FS INVESTMENT CORPORATION IV

Attest:	/s/ Stephen S. Sypherd	By:	/s/ Michael C. Forman
	Stephen S. Sypherd		Michael C. Forman
	Secretary		President and Chief Executive Officer